EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-212256, 333-210093 and 333-216671 on Form S-8 and Registration Statement Nos. 333-163811, 333-188492, 333-197903 and 333-213223 on Form S‑3 of U.S. Auto Parts Network, Inc. and subsidiaries of our report dated March 13, 2018, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appears in this Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the fiscal year ended December 30, 2017.

/s/ RSM US LLP

Los Angeles, CA
March 13, 2018